Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Exhibit 10.1

May 7, 2007
SUPPLY AGREEMENT

Moss, Inc.	IDEXX Operations, Inc.
P.O. Box 189	One IDEXX Drive
Pasadena, MD 21123-0189	Westbrook, ME 04092
(“Moss”)	(“IDEXX”)

IDEXX desires to purchase from Moss certain chromogen substrates to be incorporated into various of IDEXX’s veterinary diagnostic products.  Moss hereby agrees to provide IDEXX with such chromogen substrates described below in such quantities as IDEXX may order from time to time on the following terms and conditions:

PRODUCTS:
The chromogen substrates described and in conformity with the specifications on Schedule A (the “Products”).  This Agreement and Schedule A may only be amended by the parties’ mutual agreement.  The parties acknowledge that the terms and conditions of this Agreement and the quantities of the Products purchased by IDEXX hereunder shall be treated as confidential information pursuant to the confidential disclosure agreements previously entered into by the parties on March 1, 2001.

PRICING:
As set forth on Schedule B.  Prices are fixed through 31 December 2008.  Thereafter, Moss shall notify IDEXX in writing at least 120 days before each subsequent calendar year of any changes in the prices of Products; provided, however, that in no event shall Moss increase prices in any given calendar year greater than [**]%.

Payment terms shall be net thirty (30) from the date IDEXX receives Moss’ invoice.

SHIPPING:
Shipping terms are F.O.B. Moss’ facility in Hanover, Maryland.  Title to and risk of loss for Products shall pass to IDEXX upon delivery to the carrier (specified by IDEXX) at Moss’ facility in Hanover, Maryland.  Moss shall cooperate with IDEXX in the documentation and proof of loss claims presented by IDEXX to the appropriate carrier and/or insurer.

Moss shall pack and ship Products in the manner described on Schedule A, and otherwise consistent with Moss’ usual practices, which shall be at least reasonably satisfactory to ensure that the Products are received by IDEXX undamaged.  Costs of packing are included in the Prices set forth on Schedule B.

SPECIFICATIONS
AND VALIDATION:	As set forth on Schedule A, as may be amended from time to time by the parties’ mutual agreement.

Moss shall not change the specifications attached hereto as Schedule A, without Moss providing IDEXX at least 12 months’ prior written notice (any such notice, a "Products Change Notice"), unless a shorter time frame can be mutually agreed, in order to permit IDEXX to evaluate such proposals and to verify that regulatory, performance and quality criteria will be satisfied.  IDEXX shall have the right to approve or disapprove all proposed changes before the incorporation of such changes into the Products.  In the course of IDEXX’s evaluation of such change, IDEXX shall promptly notify Moss of any test result that indicates such change will fail to meet any such criteria.  Upon written approval by IDEXX of changes in the specifications described in a Products Change Notice, the approved changes shall be deemed to be incorporated in Schedule A.

QUALITY:	In order to ensure quality and resolve any issues that may arise with the Products, Moss shall permit IDEXX access to Moss’ facilities as described in Schedule C.

ORDERS:
IDEXX shall order Products from Moss by written purchase orders ("Orders"), stating the number of Products ordered , one or more scheduled delivery dates (which shall be not less than 30 days after order date), and one or more delivery destinations.  Each Order shall be accompanied by the then current version of the agreed specifications.  Moss shall accept and fill all Orders for Products placed under this Agreement that specify delivery dates within the Term and that conform to the preceding sentence and acknowledge such acceptance in writing within 5 days after receipt of the Order.

[**].

FORECASTS:
IDEXX shall furnish to Moss not less than 30 days before the commencement of each calendar quarter during the term of this Agreement a forecast of the quantity of the Products for which IDEXX expects to submit Orders in such calendar quarter and the three succeeding calendar quarters.  Each such forecast after the first shall update and replace prior forecasts as to the calendar quarters covered by such prior forecasts.  It is understood that such forecasts are merely estimates and are not to be considered Orders.

LOT ACCEPTANCE:

A.            As soon as such is available, Moss shall ship to IDEXX a sample (the "Sample") of each manufacturing lot from which an order of [**] (Part Nos.: 23-08303-00 and 23-01788-00) is to be filled.  All quantities represented by the Sample shall be included in any invoice that Moss provides to IDEXX relating to such lot of Products.  IDEXX shall use such Sample for the purpose of subjecting it to inspection and performance testing.  IDEXX shall have a maximum of [**] business days from receipt of a Sample to complete such testing and notify Moss in writing of acceptance or rejection of the Sample.  If IDEXX does not deliver such written notice to Moss within such [**] business day period, Moss shall be authorized to ship the Product in accordance with the Orders. If IDEXX notifies Moss that IDEXX has rejected the Sample, Moss shall, within twenty business days, replace the rejected Product and submit a new Sample to IDEXX for testing.

B.            Moss shall perform the in-process Product inspection and testing procedures developed pursuant to Schedule C to this Agreement on the [**] Products (Part Nos.: 02-07209-00, 02-07701-00 and 02-07510-00) ordered by IDEXX.  Before shipping any Product, Moss shall supply IDEXX with documentary evidence of such testing and the results thereof in the format agreed upon by the parties pursuant to Schedule C.

TERM:	The date of this Agreement through termination by either party by providing written notice of termination not less than 24 months’ prior to the effective date of such termination.

ESCROW:
Moss hereby agrees to deposit copies of Moss’ manufacturing information relating to the Products (as such documentation currently exists) with Iron Mountain Intellectual Property Management, Inc. (the “Escrow Agent”) for the Escrow Agent to keep in confidence and to be released to IDEXX solely upon the occurrence of certain triggering events as more particularly described below.  Moss further agrees to update its deposit of such information from time to time as required so that the information on deposit with the Escrow Agent is complete, current and accurate.  Upon Moss depositing its manufacturing information with the Escrow Agent, or upon Moss’ updating of such manufacturing information thereafter, IDEXX’s operations manufacturing manager, technical support manager or quality support manager ([**]) shall have the opportunity to review such manufacturing information to verify that such information is in a form that would allow IDEXX to use such information to manufacture the Products upon the occurrence of one of the triggering events discussed below.  Prior to its review of any manufacturing information (either upon initial deposit or the updating of such information), IDEXX shall provide Moss with the name of the person who shall conduct such review.  Representatives from Moss shall have the right and opportunity to be present for the duration of such review.  Following such review, Moss’ manufacturing documents shall be immediately placed in the possession of the Escrow Agent and shall not be viewed again by anyone at IDEXX unless and until the occurrence of one of the triggering events listed below.

IDEXX and Moss agree that the Escrow Agent shall be only be permitted to release Moss’ manufacturing documents to IDEXX upon the occurrence of one of the following triggering events: (i) Moss or a successor in interest to Moss by merger, by operation of law, assignment, purchase or otherwise, ceases to provide the Products to IDEXX, (ii) Moss has a receiver, administrator or liquidator appointed to the whole or any substantial part of its assets or if an order is made or a resolution passed for the winding up of Moss which is not revoked within thirty (30) days, (iii)  Moss fails, for any reason, including on account of an event of force majeure as described below, to deliver on a timely basis all quantities of Products ordered pursuant to one or more valid orders placed in compliance with the terms of this Agreement, which failure continues for a period of [**] days; (iv) Moss fails, for any reason, including an event of force majeure, to deliver Products which conform to the applicable specifications, which failure is not corrected within [**] days after notice thereof; or (v) any other event occurs, including an event of force majeure, which renders Moss incapable of supplying Product to IDEXX pursuant to this Agreement if it reasonably foreseeable that such inability shall continue for [**] days or more.  Upon the occurrence of any of the triggering events described above, IDEXX agrees to use Moss’ manufacturing information only for its own internal purposes and to utilize strict security measures to keep such information confidential.

In the event that a triggering event occurs and IDEXX commences manufacture of the Products as set forth above, IDEXX shall pay Moss a royalty of [**]% of the price per Product set forth on Schedule B.  Further, in the event that a triggering event occurs and IDEXX commences manufacture of the Products as set forth above, Moss shall make its employees available to IDEXX, at IDEXX’s expense, to assist IDEXX with its commencement of manufacturing the Product, under the condition that those Moss employees are not involved in manufacturing the Products at Moss’s facilities.  If and when Moss regains its ability to manufacture IDEXX’s requirements of the Products, IDEXX shall cease manufacturing the Products for itself, shall destroy all copies of such manufacturing documents (whether in hard copy or electronic form) and shall return Moss’ original manufacturing documents into escrow with the Escrow Agent and provide Moss with written certification that it has done so.  In addition, if and when Moss regains its ability to manufacture IDEXX’s requirements of the Products, Moss shall purchase from IDEXX, at cost, all of the unused raw materials that IDEXX purchased to manufacture the Products, provided however that Moss shall not be required to purchase any amounts of raw materials in excess of those necessary to create [**] liters of the Product.  All unused raw materials that are purchased by Moss from IDEXX must meet Moss’s raw materials specifications.  If the raw materials to be purchased do not meet Moss’s specifications, Moss will not be required to purchase such raw materials.

Upon termination or expiration of this Agreement, the Escrow Agent shall return all of Moss’ manufacturing documents to Moss, or at Moss’ request, the Escrow Agent shall destroy such information and certify to Moss in writing that it has done so.

WARRANTY:
Moss warrants to IDEXX that it shall produce the Products in conformity to the specifications set forth on the attached Schedule A.  In the event that any Products delivered to IDEXX do not, conform to such specifications, Moss agrees to replace such Products at no cost to IDEXX.

Throughout the term of this Agreement, Moss shall maintain commercial general liability insurance covering Moss’activities under this Agreement, with a coverage limit of not less than US $[**] million Moss shall provide IDEXX with a certificate evidencing its respective insurance coverages as IDEXX shall request from time to time.

MISCELLANEOUS:	This Agreement shall be governed by the laws of the State of (Maryland) and cannot be modified except in writing signed by authorized representatives of both parties.

This Agreement, which includes the confidential disclosure agreements previously signed by the parties on March 1, 2001 (the term of which extends through 2026 and which is unaffected by this Agreement) constitutes the entire agreement between the parties with respect to the subject matter hereof and, other than as set forth herein to the contrary, supersedes all prior agreements and negotiations relating to the subject matter hereof.

Any term or condition set forth in any document provided by either party to the other, included IDEXX’s terms and conditions of purchase and Moss’ terms and conditions of sale, which is in any way different from, inconsistent with or in addition to the terms and conditions set forth herein will not become a part of this Agreement or be binding on either party.

Each party to this Agreement shall comply with all applicable laws and regulations relating to the Products and their respective performance under this Agreement.

Neither party may assign this Agreement or any of the rights or obligations hereunder, or subcontract performance, without the prior written consent of the other party, except that either party may assign this Agreement to any affiliate, or to any person or entity that acquires all or substantially all of such party’s assets or business, provided that any such successor or assignee agrees to perform and assume such party’s duties under this Agreement.

If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration conducted in the state of Maryland and administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach or default of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operated as a waiver of any right, power or privilege by such party.

Please indicate your acceptance of this Agreement by signing one copy and returning it to the address above:

MOSS, INC.		IDEXX OPERATIONS, INC.

/s/ Richard L. Guertin		/s/ Jon Ayers

Name:	Richard L. Guertin	Name:	Jon Ayers
Title:	Chairman and CEO	Title:	Chairman, President and CEO

SCHEDULE A

Products Description and Specifications

General Products Description:

23-08303-00	one part [**] substrate specifically for [**]
23-01788-00	one part [**] substrate specifically for [**]
02-07209-00	[**] one part substrate for use in [**]
02-07701-00	[**] one part substrate for use in [**]
02-07510-00	[**] substrate for alkaline phosphatase

Products Specifications:

See attached.

[**]

A total of eight pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE B

Price and Packaging

2006 Per-Product Price:

23-08303-00	$[**]/Lt with a minimum order of [**] liters
23-01788-00	$[**]/Lt with a minimum order of [**] liters
02-07209-00	$[**]/[**] ml bottle minimum order of [**] bottles
02-07701-00	$[**]/[**] ml bottle minimum order of [**] bottles
02-07510-00	$[**]/[**] ml fill minimum order of [**] bottles

2007 and 2008 Per-Product Price:

23-08303-00	$[**]/Lt with a minimum order of [**] liters
23-01788-00	$[**]/Lt with a minimum order of [**] liters
02-07209-00	$[**]/[**] ml bottle minimum order of [**] bottles
02-07701-00	$[**]/[**] ml bottle minimum order of [**] bottles
02-07510-00	$[**]/[**] ml fill minimum order of [**] bottles

Packaging:
23-08303-00	sample; [**] Lt cubitainer, minimum [**] liter fill. Bulk; [**] Lt cubitainer
23-01788-00	sample; [**] Lt cubitainer, minimum [**] liter fill. Bulk; [**] Lt cubitainer
02-07209-00	Brown, polyethylene [**] ml bottle, unlabeled
02-07701-00	Brown, polyethylene [**] ml bottle, unlabeled
02-07510-00	Brown, polyethylene [**] ml bottle, unlabeled

SCHEDULE C

Validation, In-process Testing, IDEXX Test and Acceptance and Facility Access

In-process Testing:

IDEXX and Moss  have agreed to the Product Control Plan set forth at Schedule D which shall document the in-process control strategy for on-going specification compliance.  The Product Control Plan shall be revision controlled.  The parties may agree to changes to the Product Control Plan from time to time to ensure quality of Products and conformity with applicable specifications, and otherwise as new monitoring methodologies become available or new standards are generally adopted in the industry.  Each revision of the Product Control Plan shall be dated and approved in writing by IDEXX and Moss.

IDEXX Access to Moss Facilities:

In the event that IDEXX experiences recurring, emergent defects or anomalies in the IDEXX products in which the Products are incorporated, the proper investigation of which warrants and necessitates raw material root cause evaluation by IDEXX, Moss shall grant IDEXX access to its US manufacturing facility or facilities that manufacture the Products (“Facilities”) for the purpose of auditing Moss’ processes and quality to discover any such quality or process issues.  Such IDEXX access by Moss shall be subject to the following limitations:

a)	The date and time of such access shall be mutually agreed upon with at least 2 weeks prior notice and shall take place within Moss’ normal business hours;

b)	IDEXX shall present Moss with the name(s) of personnel visiting which shall be limited to 3 or less individuals per visit;

c)
IDEXX’s access to Moss’ Facilities is for the purpose of, and limited to, discussions and consultation regarding any root cause analysis or to expedite any delivery or quality issues, and shall not be for the purpose of in-process inspections by IDEXX; and

d)
All personnel visiting shall (i) be bound by the terms of this agreement, (ii) be bound by the confidential disclosure agreements previously executed by IDEXX and Moss, and (iii) comply with MOSS' safety and security policies.

SCHEDULE D

Product Control Plan

See attached.

[**]

A total of three pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.